Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Centerstate Banks of Florida, Inc. of our report dated March 6, 2009, with respect to the consolidated financial statements of CenterState Banks of Florida, Inc., and the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of Centerstate Banks of Florida, Inc. for the year ended December 31, 2008.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Ft. Lauderdale, Florida

May 21, 2009